Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto) filed by Vanguard Natural Resources, LLC, as well as in the notes to the financial statements included in such Form S-1, to the reserve report dated March 30, 2007 and effective as of December 31, 2006 and to the inclusion of that report as an appendix to the prospectus included in that registration statement and/or as an exhibit to that registration statement.

We further consent to the reference to our firm as experts in this Form S-1, including the prospectus included in this Form S-1.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons, P.E.
Danny D. Simmons, P.E.
Executive Vice President

Houston, Texas

April 16, 2007